Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

DILON TECHNOLOGIES, INC.,
AS BUYER,

RMD INSTRUMENTS CORP.
D/B/A DYNASIL PRODUCTS,
AS SELLER,

AND

DYNASIL CORPORATION OF AMERICA,
AS PARENT

Dated December 23, 2013

Table of Contents

Page

ARTICLE I	PURCHASE AND SALE	1

1.1	Agreement to Purchase and Sell	1
1.2	Excluded Assets	2
1.3	Assumption of Assumed Liabilities	2
1.4	Purchase Price	3
1.5	Contingent Consideration	3
1.6	Allocation of Purchase Price	4

ARTICLE II	CLOSING	4

2.1	Closing	4
2.2	Closing Deliverables	4

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	6

3.1	Organization and Authority of Seller; Enforceability	6
3.2	No Conflicts; Consents	7
3.3	Title to Assets	7
3.4	Tax Matters	7
3.5	Assumed Contracts	7
3.6	Intellectual Property Rights	8
3.7	Legal Proceedings	9
3.8	Brokerage	9
3.9	Compliance with Laws; Permits	9
3.10	Environmental Matters	9
3.11	Inventory	9
3.12	Financial Statements	9
3.13	Warranties	10
3.14	No Other Representations or Warranties	10

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	10

4.1	Organization and Authority of Buyer; Enforceability	10
4.2	No Conflicts; Consents	11
4.3	Legal Proceedings	11
4.4	Brokerage	11
4.5	No Other Representations or Warranties	11

ARTICLE V	COVENANTS	11

5.1	Non-Competition; Non-Solicitation	11
5.2	Assignment of Contracts	13
5.3	Employee Matters	14
5.4	Da Vinci Intellectual Property	15
5.5	Transfer Taxes	15

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Table of Contents

(continued)

Page

5.6	Bulk Sales Laws	15
5.7	Public Announcements	15
5.8	Further Assurances	15

ARTICLE VI INDEMNIFICATION		16

6.1	Survival of Representations, Warranties and Covenants	16
6.2	Indemnification by Seller and Parent	16
6.3	Indemnification by Buyer	17
6.4	Certain Limitations on Indemnification	17
6.5	Indemnification Procedures	18
6.6	Tax Treatment of Indemnification Payments	19
6.7	Exclusion of Certain Losses	19
6.8	Exclusivity	20

ARTICLE VII	MISCELLANEOUS	20

7.1	Fees and Expenses	20
7.2	Consent to Amendments; Waivers	20
7.3	Successors and Assigns	20
7.4	Severability	20
7.5	Counterparts	21
7.6	Descriptive Headings	21
7.7	Entire Agreement	21
7.8	No Third Party Beneficiaries	21
7.9	Governing Law	21
7.10	Submission to Jurisdiction; Waiver of Jury Trial	21
7.11	Notices	22
7.12	No Strict Construction	23

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 23, 2013, is entered into by and among DILON TECHNOLOGIES, INC., a Delaware corporation (“Buyer”), RMD INSTRUMENTS CORP. D/B/A DYNASIL PRODUCTS, a Delaware corporation (“Seller”), and DYNASIL CORPORATION OF AMERICA, a Delaware corporation (“Parent”).

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, Seller and Buyer are entering into a Transition Services Agreement (the “Transition Services Agreement”) pursuant to which Buyer and Seller will cooperate for an initial period from the Closing Date (as defined herein) until April 30, 2014 with respect to the conduct of certain aspects of the Business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest of Seller, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrances”), other than Permitted Encumbrances,  in and to the following assets, properties and rights used or held for use in Seller’s gamma medical probe business (the “Business”), all of such assets, properties and rights being the “Purchased Assets”:

(a) all inventory located at or stored on behalf of the Company listed or otherwise described on Schedule 1.1(a) hereto (the “Inventory”);

(b) all fixed assets, equipment, machinery, tools, furnishings, computer hardware, fixtures and other tangible personal property listed or otherwise described on Schedule 1.1(b) hereto (the “Equipment”);

(c) all Contracts listed or otherwise described on Schedule 1.1(c) hereto (the “Assumed Contracts”) and all rights thereunder;

(d) all Intellectual Property rights listed or otherwise described on Schedule 1.1(d) hereto (the “Purchased Intellectual Property”); provided, however, that the Da Vinci Patent (as defined in Section 5.4) shall be assigned and transferred to Buyer in accordance with Section 5.4;

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(e) all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights relating to the Purchased Assets (the “Purchased Rights”); and

(f) originals, or where not available, copies, of all books and records relating to the Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, regulatory records, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any governmental authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Purchased Intellectual Property (the “Business Records”).

1.2 Excluded Assets. Other than the Purchased Assets subject to Section 1.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a) all cash and cash equivalents, bank accounts and securities of Seller;

(b) all Contracts that are not Assumed Contracts;

(c) all Intellectual Property other than the Purchased Intellectual Property, including without limitation all rights to the name “Dynasil” and “RMD Instruments” and any variations thereof;

(d) all owned and leased real property of Seller;

(e) rights to refunds of Taxes paid by Seller;

(f) insurance policies of Seller (and any cash or surrender value thereon) and any pre-paid expenses with respect thereto; and

(g) the rights that accrue to Seller hereunder.

1.3 Assumption of Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to perform and discharge only the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) the liabilities of Seller under each Assumed Contract, but only to the extent such liabilities do not arise as a consequence of any failure to perform, improper performance or other breach, default or violation of Seller on or prior to the Closing Date; and

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(b) all liabilities of Seller under warranties given to customers with respect to products or services of the Business, provided that Buyer’s cost of performing obligations under such warranties in accordance with their terms shall not in their aggregate exceed $50,000 (the “Warranty Cap Amount”).

Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (collectively, the “Excluded Liabilities”). All liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing shall be solely the liabilities and obligations of Buyer.

1.4 Purchase Price.

(a) The aggregate purchase price for the Purchased Assets shall be Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Purchase Price”), plus or minus the Inventory Adjustment Amount (defined below), plus the assumption of the Assumed Liabilities, plus the Contingent Payments, if any, paid in accordance with Section 1.5. The Purchase Price as adjusted by the Inventory Adjustment Amount and less $250,000 (the “Escrow Amount”) shall be paid at Closing by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer. The Escrow Amount shall be deposited at Closing by wire transfer of immediately available funds into an account designated by CSC Trust Company of Delaware (the “Escrow Agent”) and shall be held and distributed solely in accordance with the terms of the escrow agreement among Buyer, Seller and the Escrow Agent, in the form attached hereto as Exhibit A (the “Escrow Agreement”), to satisfy any and all claims for indemnification made by Buyer or any other Buyer Indemnitee against Seller pursuant to Article VI. The Escrow Agent will be required to release the Escrow Amount to Seller, except for amounts previously paid to Buyer therefrom or subject to a pending claim for indemnification pursuant to Article VI, on the twelve (12)-month anniversary of the Closing Date.

(b) The Purchase Price is premised on the aggregate value of the Inventory included in the Purchased Assets being $250,000 (which amount is net of $50,000 of reserves) (the “Threshold Inventory Value”).  Prior to Closing, Buyer and Seller shall agree upon the specific items of Inventory included in the Purchased Assets and the aggregate value of such items, which shall be determined in accordance with Seller’s historical practices for valuing inventory and shall be net of $50,000 of reserves.  If the value of the Inventory so determined (“Actual Inventory Value”) is greater than or less than the Threshold Inventory Value, the difference (the “Inventory Adjustment Amount”) shall be added to or subtracted from the Purchase Price.

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1.5 Contingent Consideration. If the U.S. Patent and Trademark Office grants an issued patent for the development activities for the Da Vinci robotic surgery gamma probe, as set forth in U.S. Provisional Application No. 61/757,057 (the “Da Vinci Patent”), Buyer shall pay (the “Contingent Payment”) to Seller contingent consideration on an annual basis equal to the amount of three percent (3%) of the Net Sales (defined below) derived from products developed by Buyer the sale of which would infringe the Da Vinci Patent absent Buyer’s ownership thereof (“Covered Products”) for a period of ten (10) years from the date of first commercial launch of such products. Buyer’s calculation of the Contingent Payments shall be binding absent manifest error. Buyer shall have the sole and exclusive right to determine whether and how it will undertake the development and commercialization of Covered Products, and may in its sole discretion determine not to engage in activities that would result in Contingent Payments. As used herein, “Net Sales” means the amount received for the transfer of a Covered Product to a third party, less documented: (a) sales, excise or use taxes if paid by such third party; and (b) credits for defective or returned Covered Products actually given. Leasing, lending, consigning or any other activity by means of which a non-affiliated third party acquires the right to possess or use a Covered Product shall be deemed a transfer for the purpose of determining Net Sales. Buyer’s obligation to make Contingent Payments shall apply to sales of Covered Products by a licensee of the Da Vinci Patent.  Net Sales on Covered Products transferred as part of a non-cash exchange shall be calculated at the then-current customary sales price invoiced to third parties, as adjusted in accordance with the definition of Net Sales, or fair market value if there are no current invoices to third parties. In the event that Buyer transfers Covered Products to an Affiliate, and the Affiliate retransfers the Covered Products to third-party customers, then Net Sales shall be the price charged by the Affiliate to third-party customers, as adjusted in accordance with the definition of Net Sales. If such Affiliate does not retransfer the Covered Product to third-party customers within one year, Net Sales shall be calculated to be the higher of (i) the price charged by Buyer to the Affiliate, (ii) the average price charged by the Buyer to third-party customers, as adjusted in accordance with the definition of Net Sales, or (iii) in the absence of sales to third party customers, the fair market price for the Covered Products. In the case of a transfer of a Covered Product that does not result in a cash receipt, Net Sales shall accrue upon the first of delivery or invoice.

1.6 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) as agreed in good faith negotiations in accordance with applicable law, taking into account the advice of their respective accountants. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

ARTICLE II
CLOSING

2.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof by the release of executed documents by the parties after the delivery thereof by overnight courier or electronic transmission. The date on which the Closing occurs is herein referred to as the “Closing Date.” The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

2.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form attached hereto as Exhibit B (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

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(ii) an assignment and assumption agreement in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assumed Contracts, the Purchased Rights and the Business Records and the Assumed Liabilities;

(iii) an intellectual property assignment agreement in the form attached hereto as Exhibit D (the “Intellectual Property Assignment Agreement” and, together with this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement and the Escrow Agreement, the “Transaction Documents”) and duly executed by Seller, with respect to the assignment to Buyer of all of Seller’s right, title and interest in and to the Purchased Intellectual Property;

(iv) the Transition Services Agreement in the form attached hereto as Exhibit E duly executed by Seller;

(v) a duly executed Form W-9 indicating Seller is not subject to withholding obligations that would apply to payment of the Purchase Price;

(vi) the Escrow Agreement duly executed by Seller; and

(vii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller (A) attaching (i) a copy of its certificate of incorporation, certified by the Secretary of the State of Delaware, (ii) a certificate, as of the most recent practicable date, of the Secretary of the State of Delaware as to its good standing and (iii) certificates, as of the most recent practicable date, as to its good standing from each foreign jurisdiction in which it is qualified to conduct business as a foreign corporation, and (B) certifying as to (i) the resolutions of the board of directors and stockholders of Seller (as applicable) duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price, as adjusted by the Inventory Adjustment Amount, less the Escrow Amount;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Transition Services Agreement duly executed by Buyer;

(iv) the Escrow Agreement duly executed by Buyer; and

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer (A) attaching (i) a copy of its certificate of incorporation, certified by the Secretary of the State of Delaware, (ii) a certificate, as of the most recent practicable date, of the Secretary of the State of Delaware as to its good standing and (iii) certificates, as of the most recent practicable date, as to its good standing from each foreign jurisdiction in which it is qualified to conduct business as a foreign corporation, and (B) certifying as to (i) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

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(c) At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure schedule delivered by Seller to Buyer (the “Disclosure Schedule”), Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of Peter Sulick, Thomas Leonard, Patricia Kehe, Michael O’Neill and Kevin Nolan (“Nolan”), as well as any other knowledge which such individuals would have possessed had they made reasonable inquiry with respect to the matter in question. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III and any event, condition or matter specifically disclosed in one numbered and/or lettered section or subsection of the Disclosure Schedule shall be deemed disclosed and incorporated into any other numbered and/or lettered section or subsection of the Disclosure Schedule to the extent readily apparent from the context.

3.1 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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3.2 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict in any material respect with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) materially conflict with, or result in (with or without notice or lapse of time or both) any material violation of, or material default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on the Purchased Assets. Except as set forth in Section 3.2 of the Disclosure Schedule, no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement, the consummation of the transactions contemplated hereby, and in order for Buyer to assume all rights of Seller under the Assumed Contracts, such rights to remain fully enforceable by Buyer. “Permitted Encumbrances” means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable or for taxes, assessments and governmental charges immaterial in amount that are being contested in good faith; (ii) statutory Encumbrances of landlords, carriers, warehousemen, mechanics, materialmen and repairmen for sums (x) not yet delinquent or (y) immaterial in amount and being contested in good faith; (iii) Encumbrances expressly provided for in Assumed Contracts unrelated to a breach thereof by Seller; and (vi) Encumbrances that will be paid off or otherwise terminated at or before the Closing.

3.3 Title to Assets. Seller has and shall convey to Buyer at the Closing, good, valid, transferable and marketable title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). The tangible personal property included in the Purchased Assets is in good condition and is adequate for the uses to which it is being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.4 Tax Matters. Seller has filed, on or before the required dates, all federal, state and local tax returns and reports required to be filed by it and Seller has paid all taxes, assessments, deficiencies, penalties and interest required to be paid by applicable law in connection. There are no outstanding tax liens against the Purchased Assets, and Seller has not received notice of any audit or investigation of Seller by any tax authority. Consistent with past practices of the relevant governmental authorities, there will be no personal property, machine, tools, business license or other taxes imposed or assessed against Buyer that arise in connection with Seller’s ownership of the Purchased Assets prior to the Closing Date. Following the Closing, Seller agrees to timely file all necessary tax returns and Seller shall pay all taxes, assessments, deficiencies, penalties and interest required to be paid up to the Closing Date or associated with the consummation of the transactions contemplated by this Agreement.

3.5 Assumed Contracts. Each Assumed Contract is valid and binding in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assumed Contract. There are no material rights or obligations of any party to any Assumed Contract as between such parties other than the rights and obligations of such parties expressly stated in such Assumed Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assumed Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assumed Contract have been made available to Buyer. There are no disputes pending or threatened under any Assumed Contract.

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3.6 Intellectual Property Rights.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b) To Seller’s knowledge, Seller owns or has adequate, valid and enforceable rights to use all the Purchased Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased Intellectual Property, or restricting the licensing thereof to any person or entity. With respect to the registered Purchased Intellectual Property listed on Schedule 1.1(d), (i) to Seller’s knowledge, all such Purchased Intellectual Property is valid, subsisting and in full force and effect and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof. For all such registered Purchased Intellectual Property, Section 3.6(b) of the Disclosure Schedule lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.

(c) Seller’s prior and current use of the Purchased Intellectual Property, to Seller’s knowledge, has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased Intellectual Property. To Seller’s knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased Intellectual Property. Neither Seller nor any Affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation. For purposes of this Agreement, “Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(d) Each person who has participated in the invention or development of any of the Purchased Intellectual Property has executed a written assignment of all of such person’s rights therein to Seller.

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3.7 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.8 Brokerage. Except as set forth in Section 3.8 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, or officer, member, director or employee of Seller, or any Affiliate of Seller.

3.9 Compliance with Laws; Permits.

(a) Seller has complied, and is now complying, in all material respects with all material federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

(b) Section 3.9(b) of the Disclosure Schedule lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities necessary for the conduct of the Business as presently conducted by Seller (the “Permits”). The Permits are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. To Seller’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

3.10 Environmental Matters. Seller has obtained all material permits required under federal, state and local environmental, hazardous waste and occupational health laws, regulations and guidelines (“Environmental Laws”) to conduct its business as it is presently being conducted at any properties leased, owned or used in any way by Seller. Seller is in material compliance with all Environmental Laws and Seller has not received any notice of nor, to Seller’s knowledge, is it the subject of any current investigation to the contrary. To Seller’s knowledge, Seller has not caused any condition at any property leased, owned or used by Seller which may result in liability under any Environmental Law.

3.11 Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Purchased Assets consist in all material respects of a quality and quantity usable and salable in the ordinary course of business.

3.12 Financial Statements. Section 3.12 of the Disclosure Schedule sets forth profit and loss statements of the Business for the fiscal year ended September 30, 2013 and for the two-month period ended November 30, 2013 (the “Financial Statements”).  The Financial Statements are derived from and have been prepared in a manner consistent with Seller’s books and records, and to the Company’s knowledge, fairly present in all material respects the results of operations of the Business with respect to the items set forth therein for the periods indicated.

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3.13 Warranties. Section 3.13 of the Disclosure Schedule sets forth a correct and complete copy of Seller’s standard warranties on all products and services sold in the Business during the past five years (the “Standard Warranties”).  There are no warranties, written or verbal, express or implied, that apply to such products and services other than the Standard Warranties.

3.14 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedule) or in any other Transaction Document, neither Seller nor any other person has made or makes any other express or implied representation or warranty on behalf of Seller, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any of its Affiliates or representatives. Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedule) or in any other Transaction Document, Seller hereby disclaims all liability and responsibility for, or any use by Buyer or its Affiliates or representatives of, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be made available to Buyer or its Affiliates or representatives, whether in any “data rooms,” “management presentations,” or “break out sessions,” in response to questions submitted by or on behalf of Buyer or otherwise by any representative of Seller or any of its Affiliates). The Parties agree that any matter, condition or set of facts which is more specifically (rather than generally or by implication) covered by any of the representations and warranties in this Article III shall be governed solely by such more specific representation and warranty without reference to or inclusion within a more generalized representation and warranty that but for this sentence would be applicable to such matter, condition or set of facts. By way of example, compliance with Environmental Laws shall be governed solely by Section 3.10 and not Section 3.9.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of any director or officer of Buyer, as well as any other knowledge which such individuals would have possessed had they made reasonable inquiry with respect to the matter in question.

4.1 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

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4.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

4.3 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Buyer is a party or to which Buyer is subject.

4.5 No Other Representations or Warranties. Buyer acknowledges that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III, or in any other Transaction Document and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III.

ARTICLE V
COVENANTS

5.1 Non-Competition; Non-Solicitation.

(a) As consideration for, and to induce Buyer to pay the consideration set forth in this Agreement, Seller hereby covenants and agrees that, except as the Board of Directors of Buyer may expressly authorize or direct in writing, Seller shall not, for a period of two (2) years from the date hereof (the “Restricted Period”), directly or indirectly: own, manage, operate, join, or control (or participate in the ownership, management, operation or control of), any corporation, company, association, partnership, limited liability company, proprietorship or other business entity  that is involved in the sale of any services or products competitive with any part or all of the Business (“Competitive Goods or Services”), or in any other role or capacity that involves competition with Buyer in the Business, worldwide (the “Restricted Territory”), which is the territory in which Seller conducted the Business immediately prior to the transactions set forth in this Agreement.  Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Seller from (a) engagement by any other company or business organization, or any division thereof, if the activities of Seller in such other engagement, in any capacity, do not involve work on matters directly related to the Competitive Goods or Services or (b) acquiring as a passive investment not more than five percent (5%) of the outstanding voting securities of any company or business organization that is involved in the sale of Competitive Goods or Services; provided, however, that such securities are listed on a national securities exchange.

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(b) In addition to any other covenant and obligation set forth in this Section 5.1, Seller hereby covenants and agrees that during the Restricted Period, Seller shall not directly or indirectly solicit, induce, or attempt to induce any Customers or Prospective Customers (as defined below) (i) to cease doing business in whole or in part with Buyer, or (ii) to purchase from Seller or contract with Seller for the sale of (directly or from any other firm, partnership, company, proprietorship, corporation or other person or entity) any Competitive Goods or Services.  For purposes of this Agreement, “Customers” shall mean any individual or business entity whom Seller has contracted with, or sold goods or services to, within the twelve (12) month period immediately preceding the date hereof, but excluding suppliers of Seller, and “Prospective Customers” shall mean any individual or business entity solicited by Seller for any purpose relating to the Business at any time within the twelve (12) month period immediately preceding the date hereof with whom there is a reasonable prospect as of the date hereof of such individual or business entity becoming a Customer within the eighteen (18) month period following the date hereof, but excluding suppliers and potential suppliers of Seller.

(c) Seller hereby covenants and agrees that during the Restricted Period, Seller shall not, and shall not permit any of its affiliates to, directly or indirectly, (i) solicit, induce, or attempt to induce any Transferred Employee, (ii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any Transferred Employee, or (iii) solicit, induce, or attempt to induce any business relation of Buyer’s to cease doing business in whole or in part with Buyer, or in any way knowingly interfere with Buyer’s relationship with such person or entity.

(d) During the Restricted Period, each party agrees not to make, directly or indirectly, any public statements, or direct or indirect communications with the intention that such statements or communications be, or could be, harmful to or reflect negatively on another party or any affiliate of another party.  Nothing in the foregoing provision shall limit a party’s ability to participate in a legal proceeding either relating to this Agreement or where such participation is compelled by a court or arbitrator with competent jurisdiction or limit a party from making any statements or communications (i) required to be made by law or (ii) in good faith in connection with, or in furtherance of, exercising Seller’s rights under this Agreement.

(e) The parties acknowledge that the restrictions stated in this Agreement are reasonable and the covenants are necessary to protect and preserve the parties’ business and interests.  If, however, a court of competent jurisdiction, at the time of enforcement, shall deem the restrictions as stated in this Section 5.1 to be unreasonable as to the duration, scope, or area of restriction, then such restrictions may be applied only to such activities and territory and only for such period of time as the court determines to be reasonable in light of all the circumstances then existing, with such determination by the court to be binding on the parties hereto.  Each party hereby expressly waives all claims and defenses which would prevent or restrict a court from modifying the restrictions as set forth herein.  Each party acknowledges that the other parties hereto would not have entered into this Agreement and agreed to pay the consideration set forth therein and/or perform the other obligations required hereby but for such party’s agreement to enter into this Section 5.1.  Each party hereby acknowledges and agrees that the covenants set forth in this Section 5.1 are a material and substantial part of the transactions contemplated by the Transaction Documents and are supported by adequate consideration.

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(f) Except as otherwise expressly provided herein, the agreements and covenants made by each party in and the obligations of each party hereunder shall survive the termination of this Agreement.  Each such agreement and covenant by each party shall be construed as a covenant and agreement independent of any other provision herein, and the existence of any claim or cause of action by Seller against Buyer, or by Buyer against Seller, shall not constitute a defense to the enforcement of the provisions of any such covenant or agreement.

(g) Each party hereby acknowledges that such party’s covenants and obligations hereunder are of special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the actual or threatened breach of which may result in substantial injuries and damages, for which monetary relief may fail to provide an adequate remedy at law.  Accordingly, each party agrees that each other party shall be entitled, in the event of an actual or threatened breach of this Section 5.1, to seek remedies of (i) temporary or permanent injunctive relief; (ii) specific performance; and (iii) monetary relief, to the extent that monetary relief may constitute an adequate remedy in whole or in part; provided, however, Seller does not waive the right to oppose relief on the grounds that no breach or threatened breach has occurred.  If any proceeding for injunctive relief or specific performance is brought by a party to enforce the terms of this Section 5.1, the other parties hereto shall be deemed to have waived, and shall not assert, any claim or defense that the party bringing such proceeding have an adequate remedy at law or that such a remedy at law exists.  If any action at law or in equity is brought to enforce or interpret the terms of this Section 5.1, the party bringing such action, if it prevails in such action, shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which a court of competent jurisdiction may order.

(h) If any provision in this Section 5.1 is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

5.2 Assignment of Contracts. To the extent any Assumed Contract is not capable of being sold, assigned, transferred or conveyed without the authorization, approval, consent or waiver of the other party or parties thereto, or any other person (or if such Assumed Contract would be breached in the event of a sale, assignment, transfer or conveyance without such approval, consent or waiver), then (a) this Agreement shall not, in the event such other person shall object to such assignment, constitute an assignment or conveyance thereof absent such approval, consent or waiver and (b) Seller shall use commercially reasonable efforts, after the Closing Date, to obtain all necessary approvals, consents or waivers necessary to convey to Buyer each such Assumed Contract. Until such time as an Assumed Contract is assigned to Buyer, (i) Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer will obtain the benefits and assume the obligations under such Assumed Contract in accordance with this Agreement, including subcontracting, sub-licensing or subleasing to Buyer (to the extent permitted by such Assumed Contract), and Seller will enforce for the benefit of Buyer, at Buyer’s sole expense, with Buyer assuming Seller’s obligations, any and all rights against a third party thereto, and (ii) Buyer will fully cooperate with Seller and pay all of Seller’s ordinary course and documented out-of-pocket and other costs and expenses incurred under each Assumed Contract. Seller will promptly pay to Buyer when received all monies received by Seller under any Assumed Contract or any benefit arising thereunder to the extent relating to periods following the Closing (subject to Article II of the Transition Services Agreement).

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5.3 Employee Matters.

(a) Seller acknowledges that Buyer at or before Closing may extend offers of employment to the employees, officers and consultants of Seller (the “Seller Employees”) listed on Schedule 5.3(a) (the “Designated Employees”). Seller hereby consents to the hiring of each Designated Employee by Buyer, and Seller shall terminate the employment of each Designated Employee that accepts an offer of employment from Buyer; provided, however, that to the extent Nolan accepts an offer of employment from Buyer, Nolan’s employment with Seller shall continue until the End Date (as defined in the Transition Services Agreement), unless earlier terminated by Nolan or Seller, and Nolan’s employment with Buyer shall not commence until on or after the End Date. Buyer may employ any of the Designated Employees upon those terms that it may establish in its sole discretion, but shall have no obligation to do so.

(b) After the Closing Date, Buyer shall become responsible for any and all wages, salaries, and other cash compensation payable to each Designated Employee who is hired by Buyer (each, a “Transferred Employee”) for periods following the Closing Date on such terms and conditions as Buyer and each Transferred Employee may agree; provided, however, that if Nolan is a Transferred Employee, Seller shall be responsible for any and all wages, salaries, and other cash compensation payable to Nolan between the Closing Date and the End Date (as defined in the Transition Services Agreement). Buyer shall have no liability for any amount owed to any Seller Employee, including any Transferred Employee, arising from the period prior to the Closing Date or the consummation of the transactions contemplated hereby. Buyer and Seller agree that the Seller Employees are not third-party beneficiaries of this Agreement.

(c) After the Closing Date, Seller shall remain responsible for (i) any and all wages, salaries, other cash compensation or any other obligations (including, without limitation, accrued vacation leave and sick leave, bonuses, commissions and other incentive-based cash compensation) payable to the Seller Employees and any former employees, officers and consultants of Seller (“Former Seller Employees”) for periods on and prior to the Closing and (ii) any severance, retention bonus or change in control payment payable to any of the Seller Employees or Former Seller Employees that become due or owed whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

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5.4 Da Vinci Intellectual Property. On or before January 25, 2014, Seller shall file (a) a Non-Provisional Patent Application (the “Non-Provisional Patent Application”) in the United States Patent and Trademark Office (“USPTO”) claiming priority to United States Provisional Patent Application Serial No. 61/757,057 (the “Da Vinci Patent”) and (b) a Patent Cooperation Treaty (PCT) Patent Application (the “PCT Patent Application”) in the USPTO, acting as the Receiving Office for the World Intellectual Property Organization (“WIPO”), claiming priority to the Da Vinci Patent. Seller shall record assignments of the Da Vinci Patent, the Non-Provisional Patent Application and the PCT Patent Application (collectively, the “Patent Applications”) with the USPTO within ten (10) days after receiving the serial numbers of the Non-Provisional Patent Application and the PCT Patent Application, assigning all right, title and interest to the Patent Applications to Buyer. Seller shall within ten (10) days after recording the assignment of the PCT Patent Application file a request under PCT Rule 92bis with WIPO to change the identity of the Applicant from Seller to Buyer. Seller further agrees to execute, and have the inventors execute, any and all documents necessary to convey the rights to such Patent Applications to Buyer. Buyer shall promptly reimburse Seller for all costs and expenses (including legal fees) incurred in preparing and filing the Non-Provisional Patent Application and the PCT Patent Application and effecting the assignment of the Patent Applications to Buyer.

5.5 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid solely by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes (and Buyer shall cooperate with respect thereto as necessary).

5.6 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

5.7 Public Announcements. After the Closing Date, Seller shall not (and Seller shall not permit any of its representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Buyer’s prior written consent, which consent shall not be unreasonably withheld; provided that Seller may make such disclosure if it is required to do so by applicable law.

5.8 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

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ARTICLE VI
INDEMNIFICATION

6.1 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing as follows:

(a) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 4.1 and 4.2 shall survive for the duration of the applicable statute of limitations plus 60 days;

(b) all representations and warranties other than those identified in Section 6.1(a) shall survive for a period of 12 months after the Closing; and

(c) all covenants shall survive until fully performed in accordance with their terms.

6.2 Indemnification by Seller and Parent. Subject to the other terms and conditions of this Article VI, Seller and Parent shall jointly and severally defend, indemnify and hold harmless Buyer, its Affiliates and its representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all liabilities, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or reasonable costs or reasonable expenses of any and all investigations, proceedings, judgments, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (“Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents (excluding the Transition Services Agreement);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents (excluding the Transition Services Agreement);

(c) any third party claim arising out of or resulting from Seller’s ownership of the Purchased Assets or operation of the Business prior to Closing (other than with respect to the Assumed Liabilities);

(d) Seller’s operation of its businesses other than the Business at any time;

(e) any and all expenses incurred in performing warranty work in excess of the amount of the Warranty Cap; or

(f) the Permitted Encumbrances and any and all obligations relating thereto.

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6.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall indemnify Seller and its Affiliates and their representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents (excluding the Transition Services Agreement);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or the other Transaction Documents (excluding the Transition Services Agreement);

(c) any Assumed Liability; or

(d) any liability or obligation arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing.

6.4 Certain Limitations on Indemnification. The indemnification provided for in Section 6.2 and Section 6.3 shall be subject to the following limitations:

(a) Neither Seller nor Parent shall be liable to the Buyer Indemnitees for indemnification under Sections 6.2(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 3.1, 3.2, 3.3, 3.4 and 3.8 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 6.2(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $25,000, in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 6.3(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 4.1, 4.2, 4.3 and 4.4 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 6.3(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $25,000, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c) The maximum aggregate liability of Seller for indemnification under Section 6.2 other than with respect to the Buyer Basket Exclusions, and the maximum liability of Buyer for indemnification under Section 6.3 other than with respect to the Seller Basket Exclusions, shall not exceed the Escrow Amount. The maximum aggregate liability of Seller for indemnification under 6.2 with respect to Buyer Basket Exclusions, and the maximum liability of Buyer for indemnification under Section 6.3 with respect to the Seller Basket Exclusions, shall not exceed $750,000.

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(d) No claim for indemnification may be asserted against any party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim that complies with Section 6.5 is received by such party on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in Section 6.1.

(e) For purposes of this Article VI, the amount of Losses resulting from an inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, knowledge, or other similar qualification contained in or otherwise applicable to such representation or warranty.

6.5 Indemnification Procedures.

(a) Third Party Claims. The party making a claim under this Article VI is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party.” If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, which shall be reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to conduct the defense in a diligent manner and in accordance with applicable standards of professionalism, the Indemnified Party may, subject to Section 6.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses of the Indemnified Party) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation or limitation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) business days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim, and the Indemnifying Party shall be liable to the extent of such settlement offer. If the Indemnified Party has assumed the defense pursuant to Section 6.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the Direct Claim asserted. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have accepted responsibility for such Direct Claim.

6.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

6.7 Exclusion of Certain Losses. No party will be entitled to indemnification under this Article VI for lost income, revenues or profits, multiples of earnings, diminution in value, consequential, exemplary, incidental, punitive or special damages. Seller shall not be liable under this Article VI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Seller can establish that Buyer had knowledge of such inaccuracy or breach before the Closing.

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6.8 Exclusivity. Except as provided in Section 5.1, the indemnification rights set forth in this Article VI shall be the sole and exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement, and the parties shall not be entitled to any further indemnification rights or claims of any nature whatsoever in respect thereof. Each party expressly waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action against the other parties and their respective Affiliates and each of their respective representatives relating to the subject matter of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (including relating to any Exhibit, Schedule or document delivered hereunder) arising under or based upon any law or otherwise. Notwithstanding the foregoing, nothing in this Agreement shall in any way limit the liability of any person for such person’s acts of intentional fraud.

ARTICLE VII
MISCELLANEOUS

7.1 Fees and Expenses. Except as expressly noted to the contrary herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.2 Consent to Amendments; Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

7.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

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7.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.6 Descriptive Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.7 Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement, dated as of May 31, 2013, by and between Seller and Buyer constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, on the one hand, and the other Transaction Documents, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), on the other hand, the statements in the body of this Agreement will control.

7.8 No Third Party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

7.10 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted only in the United States federal district court of the District of Delaware or the courts of the State of Delaware located in the city of Wilmington, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

(c) In connection with any such suit, action or proceedings, the prevailing party shall be entitled to an award of its reasonable fees and expenses incurred in connection therewith, including fees and expenses of legal counsel.

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7.11 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.11):

To Seller or Parent:

Dynasil Corporation of America
44 Hunt Street
Watertown, MA 02472
Facsimile: (617) 668-6890
Attn: Peter Sulick, President and Chief Executive Officer

With a copy to (which shall not constitute notice to Seller):

Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston, MA 02199
Facsimile: (866) 955-8776
Attn: Matthew Gardella

To Buyer:

Dilon Technologies, Inc.
12050 Jefferson Ave.
Newport News, VA 23606
Facsimile: (757) 269-4912
Attn: Robert Moussa, President and Chief Executive Officer

with a copy to (which shall not constitute notice to Buyer):

Hirschler Fleischer, a Professional Corporation
2100 East Cary Street
P.O. Box 500
Richmond, VA 23223 (mail 23218-0500)
Facsimile: (804) 644-0957
Attn: J. Benjamin English

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7.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

{Remainder of page intentionally left blank. Signature page follows.}

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

BUYER:	DILON TECHNOLOGIES, INC.,
a Delaware corporation

By:
	Name:	Robert G. Moussa
	Title:	President and Chief Executive Officer

SELLER:	RMD INSTRUMENTS CORP.
d/b/a DYNASIL PRODUCTS,
a Delaware corporation

By:
	Name:	Michael O’Neill
	Title:	President

PARENT:	DYNASIL CORPORATION OF AMERICA,
a Delaware corporation

By:
	Name:	Peter Sulick
	Title:	Interim President and Interim Chief
Executive Officer

Exhibit A

Escrow Agreement

Exhibit B

Bill of Sale

Exhibit C

Assignment and Assumption Agreement

Exhibit D

Intellectual Property Assignment Agreement

Exhibit E

Transition Services Agreement